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                                             HERSHEY FOODS CORPORATION                                             EXHIBIT 12
                                  COMPUTATION OF RATIO OF EARNINGS TO  FIXED CHARGES
                          For  the Years Ended December 31, 1996,  1995,  1994, 1993,  and 1992
                                     (in thousands of dollars  except for ratios)
                                                (Unaudited)

                                                                        1996        1995         1994         1993        1992
                                                                        ----        ----         ----         ----        ----
Earnings:

    Income from continuing operations before
         income taxes and accounting changes .........................$479,737(a)  $465,953(b)  $333,138(c)  $510,875(d)  $400,988

    Add (Deduct):

         Interest on indebtedness.....................................  52,036       47,568       37,249       30,224       29,708

         Portion of rents representative of the interest factor(e)....   8,618        8,176        8,556        8,175        7,987

         Amortization of debt expense.................................     234           97           64           84          165

         Amortization of capitalized interest.........................   3,359        3,183        2,958        2,684        1,988

         Adjustment for equity companies(f)...........................      --          --           --          --            628

         Adjustment for majority-owned subsidiary(g)..................      --          --           --          --             17
                                                                      --------     --------     --------     --------     --------
              Earnings as adjusted....................................$534,984     $524,977     $381,965     $552,042     $441,481
                                                                      ========     ========     ========     ========     ========

Fixed Charges:

    Interest on indebtedness.......................................... $52,036      $47,568      $37,249      $30,224      $29,708

    Portion of rents representative of the interest factor(e).........   8,618        8,176       8,556        8,175        7,987

    Amortization of debt expense......................................     234           97          64           84          165

    Capitalized interest..............................................   1,534        1,957       3,009        4,646       12,055
                                                                         -----        -----       -----        -----       ------

         Total fixed charges.......................................... $62,422      $57,798     $48,878      $43,129      $49,915
                                                                       =======      =======     =======      =======      =======

Ratio of earnings to fixed charges....................................    8.71         9.08        7.81        12.80         8.84
                                                                          ====         ====        ====        =====         ====
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NOTES:

(a)  Includes a loss on the disposal of businesses of $35.4 million.

(b)  Includes a restructuring credit of $.2 million.

(c)  Includes a restructuring charge of $106.1 million.

(d) Includes a gain of $80.6 million on the sale of the Corporation's 18.6% investment interest in Freia Marabou a.s.

(e) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.

(f) Adjustment for equity companies includes the eliminations from income of both undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned. In April 1992, the Corporation sold its equity interest in its Brazilian joint venture.

(g) In December 1992, the Corporation purchased the remaining shares of Hershey Japan. Prior to the acquisition, the Corporation owned 51% of Hershey Japan.